File No. 333-131713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
FORM S-8/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARLY CANADIAN BEVERAGE CORPORATION
(Name of Registrant as specified in its charter)

British Columbia, Canada	98-0121238
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2267 10th Avenue West
Vancouver, British Columbia, Canada V6K 2J1
(800) 663-5658
(Address and telephone number of Registrant’s principal executive offices)

Stock Option Plan
2006 Equity Incentive Plan
Consulting Agreement with Bruce E. Morley Law Corporation
Consulting Agreement with Criterion Capital Corporation
Severance Agreement with Clive Shallow
(Full title of the plans)

Cairncross & Hempelmann, P.S.
524 Second Ave., Suite 500
Seattle, Washington 98104
(206) 587-0700
(Address and telephone number of agent for service of for service of process)

Copies of all communications to:
Timothy M. Woodland, Esq.
Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Amendment”) amends the Registration Statement on Form S-8 (No. 333-131713) originally filed by Clearly Canadian Beverage Corporation with the Securities and Exchange Commission on February 10, 2006, as amended by Post-Effective Amendment No.1 filed on February 28, 2007.

We are filing this Amendment to amend the reoffer prospectus to be used by our employees, directors and consultants and to update the selling security holder table included therein. The reoffer prospectus may be utilized for reoffering and resales of shares of our common stock, deemed “restricted securities” or “control securities” acquired pursuant to the plans registered on the Registration Statement, in each case by an “affiliate” of us. The inclusion of any person in the selling security holder table of the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an affiliate of us.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) were sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, we will furnish to the Commission or its staff a copy of any or all of the documents included in the file

-i-

REOFFER PROSPECTUS

Clearly Canadian Beverage Corporation
2267 10th Avenue West
Vancouver, British Columbia
Canada V6K 2J1

11,950,000 Shares of Common Stock

This reoffer prospectus relates to:

  up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
  up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
  up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;
  up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and
  up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. The selling security holders are current or former employees, officers and directors of our company who acquired stock options or shares of common stock as compensation for services performed for us. See “Selling Security Holders” below.

The price at which the selling security holders may sell the shares of common stock being offered by this prospectus will be determined by reference to the prevailing market price for the shares, or in negotiated transactions.

Although we may receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common shares are quoted on the OTC Bulletin Board under the trading symbol “CCEBF”. On July 16, 2007, the last reported closing price of our common stock was $2.83 per share on the OTCBB.

Our principal executive offices are located at 2267 10th Avenue West, Vancouver, British Columbia Canada V6K 2J1 and our telephone number is (604) 742-5300.

Investment in our common shares involves a high degree of risk.
See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated herein by reference. Unless otherwise indicated, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

Market data and certain industry forecasts used throughout this prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Clearly Canadian Beverage Corporation is organized under the laws of Canada, most of its officers and directors and some of the experts named in this prospectus are residents of Canada, and a substantial portion of its assets are located outside the United States.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our”, “Clearly Canadian” or similar terms refers to Clearly Canadian Beverage Corporation either alone or together with our subsidiaries. In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” and “dollars” are to U.S. dollars.

We have numerous trademark registrations in the United States, Canada and in other countries worldwide in connection with our Clearly Canadian® beverage product lines. We also have trademark registrations in Canada in connection with Simply by Nature and Naturalife. We have also applied for trademark registrations in Canada and/or the United States in connection with dailyEnergy, dailyVitamin, dailyHydration, My Organic Baby, My Organic Toddler and Glengrove Organics. All other trademarks, product names and company names used in this prospectus are the property of their respective owner.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about our company and this offering, the following summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 4, the financial statements and related notes, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” and “us” refer to Clearly Canadian Beverage Corporation and our subsidiaries. Reference to “selling security holders” refers to those security holders listed herein who may sell shares from time to time as described in this prospectus.

Our Business

Clearly Canadian Brands markets, distributes and sells premium alternative beverages, including Clearly Canadian® sparkling flavoured waters and Clearly Canadian dailyEnergy, dailyVitamin and dailyHydration Natural Enhanced Waters which are distributed in the United States, Canada and various other countries. Clearly Canadian's recent acquisition of My Organic Baby Inc. and DMR Food Corporation marks the Company's debut into organic and natural products with a full line of organic baby and toddler foods under the brand names My Organic Baby and My Organic Toddler, and a wide range of dried fruit and nut snacks offerings under many brand names including SunRidge Farms, Naturalife, Sweet Selections, SSG, Simply by Nature and Glengrove Organics.

Our products are marketed and sold to all classes of retail trade, including national supermarkets, national and independent convenience stores, drug stores, mass-market stores and specialty natural food stores. We primarily rely on distributors and brokers to sell our products to retail customers.

All of our beverage and organic baby food products are manufactured and produced by independent food and beverage manufacturers (“co-packers”) using proprietary specifications controlled by us. We package our dried fruit and nut snack products at our own facilities.

Our brand names are, or are becoming, well recognized in the marketplace in which they are sold. In particular, the brand name Clearly Canadian, which is the cornerstone of our Company, has sold over 2 billion bottles worldwide since its inception in 1988 and is widely regarded as being at the forefront of the creation of the alternative beverage market.

In fiscal 2006, the Company completed the following material transactions:

  In August 2006, the Company settled litigation with respect to its Blue Mountain Springs Ltd. subsidiary. The terms of the settlement included the issuance of 624,314 of the Company’s common shares with a fair value at the time of issuance of $1,529,000;

  In August 2006, the Company completed a private placement of 333,334 of the Company’s common shares issued at $3.00 per share, together with a warrant to purchase 333,334 of the Company’s common shares exercisable at $3.25 per share;

  In June 2006, the Company completed a private placement of 1,205,000 of the Company’s common shares issued at $2.75 per share;

  In June 2006, we relinquished our right to take water from our Thornton well site in Innisfill, Ontario and sold our water equipment and storage tanks at the Thornton well site for $400,000 CDN; and

  In May 2006, the Company completed a private placement of 1,312,500 of the Company’s common shares issued at $2.00 per share. As a condition of this financing, the participants in the $1,000,000 private placement which we completed in December 2005 agreed to surrender all but 4,120,000 warrants of their 20,000,000 warrants issued with that private placement.

Subsequent to the end of fiscal 2006, the Company has completed the following material transactions:

  In April, 2007, the Company completed a private placement of 333,000 of the Company’s common shares issued at $3.00 per share, together with a warrant to purchase 333,000 of the Company’s common shares, vesting upon issuance, exercisable at $3.25 per share and expiring in two years;

  In March, 2007, the Company completed a private placement of 833,000 of the Company’s common shares issued at $3.00 per share, together with a warrant to purchase 833,000 of the Company’s common shares, exercisable at $3.25 per share;

Subsequent to the end of fiscal 2006, the Company completed the following acquisitions which have transformed the Company from a marketer of premium alternative beverages to a diversified company marketing premium alternative beverages and natural and organic products:

  On May 24, 2007, the Company acquired all of the outstanding shares of My Organic Baby Inc. (“MOB”), which markets Canada’s first full nation wide line of organic baby food. As consideration for the acquisition, the Company paid $400,000 CDN; issued the vendors 630,000 of the Company’s common shares, provided, that if a gain of $600,000 CDN is not realized from a sale of these shares within two years, the Company will pay any shortfall; and issued the vendors 3,750,000 warrants to purchase the Company's common shares at a purchase price of $4.00 per share, provided that if a gain of $3,750,000 CDN is not realized from a sale of the shares attached to the warrants within one year, the Company will pay any shortfall. For its latest completed fiscal year ended January 31, 2007, MOB had sales of approximately $1,300,000 CDN and net income before tax of approximately $30,000 CDN. Our consolidated financial statements for the second quarter of 2007 will include the results of operations of MOB beginning on May 24, 2007; and

  On February 7, 2007, the Company acquired all of the outstanding shares of DMR Food Corporation (“DMR”), a leading packager and marketer of natural and organic snack foods in Canada. As consideration for the acquisition, the Company paid $450,000 CDN on closing; $450,000 CDN payable over three years; and, issued the vendors warrants to purchase 3,000,000 of the Company’s common shares at a price of $4.00 per share. If the vendors do not realize, by February 7, 2008, a gain of $2,550,000 CDN from the exercise and sale of our common shares issuable under the warrants, the vendors have the right to require the Company to pay any shortfall. For its latest completed fiscal year ended September 30, 2006, DMR had sales of approximately $3,828,000 CDN and net income before tax of approximately $251,000 CDN. Our consolidated financial statements for the first quarter of 2007 include the results of operations of DMR beginning on February 7, 2007.

Our mission is to be a leader in providing consumers with healthy and environmentally friendly product choices through continued innovation and strategic acquisitions. Our business strategy is to leverage our Clearly Canadian brand name and our strong management team to integrate all of our brands into one sales and marketing strategy in order to lower our costs and increase our market share.

Clearly Canadian Beverage Corporation was incorporated under the Company Act (British Columbia) by registration of its memorandum and articles under the name of Cambridge Development Corporation on March 18, 1981. We subsequently changed our name to Bridgewest Development Corporation on October 28, 1983, to BDC Industries Corp. on November 15, 1984 and to The Jolt Beverage Company, Ltd. on September 3, 1986. On December 14, 1987, The Jolt Beverage Company, Ltd. amalgamated with Interbev Packaging Corp. and Brewmaster Systems Ltd. and on May 13, 1988 we changed our name to The International Beverage Corporation. We adopted our current name on May 14, 1990. We are now governed by the Business Corporations Act (British Columbia).

Our principal executive offices are located at 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (604) 742-5300 and our website address is www.clearly.ca. The information contained on our web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

We have five wholly-owned subsidiaries:

  CC Beverage (U.S.) Corporation, a Washington corporation which distributes certain of the Company’s beverage products in the U.S.;

  Blue Mountain Springs Ltd., an Ontario corporation which owns certain property in Ontario containing a potential future source of water for the Company’s products;

  Clearly Canadian Beverage (International) Corporation, a Barbados corporation which has no current operations;

  DMR Food Corporation, an Ontario corporation which operates the Company’s dried fruit and nut snack business; and

  My Organic Baby Inc., an Ontario corporation which operates the Company’s organic baby products business.

RISK FACTORS

Investing in our common shares involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment.

Risks Related to Our Business

There is a risk to our operating as a going-concern. If we cannot fund our operations from revenues or financing efforts, we may have to change our business plan, significantly reduce or suspend our operations, sell or merge our business.

Our financial statements have been prepared on the assumption that we are a going concern and will be able to realize our assets and discharge our liabilities in the normal course of business; however, certain events and conditions cast substantial doubt on this assumption. We had a loss of $8,247,000 for the year ended December 31, 2006 and had a working capital of $5,245,000, an accumulated deficit of $77,055,000 and a shareholders’ equity of $7,464,000 at year-end. For the year ended December 31, 2005, we also had a loss of $6,069,000 and had a working capital deficit of $446,000, an accumulated deficit of $68,714,000 and a shareholders’ equity of $1,724,000. Operations for the years ended December 31, 2006 and December 31, 2005 have been funded primarily from the issuance of capital stock and the continued support of creditors.

Management has continued to take steps to try to improve our financial results and cash flows. These steps include liquidation of non-core investments and pursuing equity financing to fund working capital requirements. Since January 2006, we have raised approximately $7,731,000 million of equity financing to fund working capital requirements. Nonetheless, we may need to seek additional sources of debt and/or equity financing in the future to fund our operations, liabilities and working capital requirements.

The financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

We have a history of operating losses which are likely to continue unless we significantly increase sales volume and maintain fixed and variable costs.

We incurred net losses of $8,247,000 (including a write down of property, plant and equipment of $137,000) during the year ended December 31, 2006 compared to net loss during the year ended December 31, 2005 of $6,069,000 (including a write down of property, plant and equipment of $382,000). and net loss of $5,531,000 during the year ended December 31, 2004 (including write down of property, plant and equipment of $721,000 and distribution rights of $1,536,000). Operating losses (gross profit less selling, general and administrative expenses) were $4,966,000 during the year ended December 31, 2006 compared to $2,800,000 during the year ended December 31, 2005, and $2,049,000 during the year ended December 31, 2004. We will likely incur additional losses during the year ending December 31, 2007. We believe that to operate at a profit we must significantly increase the sales volume for our products, achieve and maintain efficiencies in operations, maintain fixed costs at or near current levels and avoid significant increases in variable costs relating to production, marketing and distribution. Our ability to significantly increase sales from current levels will depend primarily on success in maintaining and/or increasing market share and availability for our Clearly Canadian® sparkling flavoured water and expanding distribution of our other beverage product lines into new geographic distribution areas, particularly in the United States and Canada. Our ability to significantly increase sales from current levels will also depend on success in maintaining and/or increasing market share and availability of our snack food and organic baby food lines of products recently acquired as part of our recent corporate acquisitions. Our ability to successfully enter new distribution areas will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our current brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce new brands and products.

We have experienced a trend of declining revenue and may never be profitable.

We have experienced a declining revenue trend for the past several years. During the year ended December 31, 2006, we had sales revenues of $7,462,000, compared to revenues of $8,712,000 in 2005, $11,064,000 in 2004, $13,270,000 in 2003, and $20,205,000 in 2002. From 2001 to 2006, our revenues declined 68%. This declining revenue trend occurred while the industry for the alternative beverage category, according to Beverage Marketing Corporation of New York, has grown in market size in the United States from $3.8 billion in wholesale dollar sales in 1992 to over $14 billion. Competition has intensified in the alternative beverage category and we compete for market share against some companies with substantially greater marketing, personnel, distribution and production resources. In an effort to compete over the past five years, we spent substantial resources marketing and repositioning our Clearly Canadian® sparkling flavoured water brand and introducing new brands, including Clearly Canadian O+2®, Tré Limone®, Reebok Fitness Water, reformulated Clearly Canadian® sparkling flavoured and Clearly Canadian® Natural Enhanced Water beverage products. Despite such marketing efforts, we had only limited success with the Clearly Canadian O+2®, Tré Limone® and Reebok Fitness Water and we no longer market these products. We may not be successful in reversing the declining revenue trend, and we may not be able to generate sufficient revenues from sales to return to profitability.

We depend on key management employees.

Our business is dependent upon the continued support of existing senior management, including our Chief Executive Officer, Brent Lokash, and our President, David Reingold. Mr. Lokash was appointed as our President on September 29, 2005 following the resignation of Douglas Mason as President, and he has been responsible for our business planning, corporate and brand initiatives and financings. Mr. Lokash resigned as President of the Company on May 29, 2007 and was appointed Chief Executive Officer on the same day. Mr. Reingold was appointed our President on May 29, 2007. The loss of Mr. Lokash or Mr. Reingold, or any other key members of our existing management, could adversely affect our business and prospects.

Our operations may be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States or other countries.

Our operations are carried out primarily in Canada and in the U.S., with less significant operations in other countries. Such operations and the associated capital investments could be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States and other countries affecting foreign trade, investment and taxation, which, in turn, could affect our current or future foreign operations.

Our future operating results are subject to a number of uncertainties.

Our future operating results are subject to a number of uncertainties, including our ability to market our products and to develop and introduce new products, our ability to penetrate new markets, the marketing efforts of distributors and retailers of our products, most of which also distribute or sell products that are competitive with our products, the number, quantity and marketing forces behind products introduced by competitors and laws and regulations and any changes thereto, especially those that may affect the way in which our products are marketed and produced, as well as laws or regulations that are enforceable by such regulatory authorities as the Food and Drug Administration.

Enforcement of civil liabilities

As Canadian citizens and residents, some of our directors and officers may not subject themselves to U.S. legal proceedings so that recovery on judgments issued by U.S. courts may be difficult or impossible. While reciprocal enforcement of judgment legislation exists between Canada and the U.S., Clearly Canadian and its insiders may have defences available to avoid in Canada the effect of U.S. judgments under Canadian law, making enforcement difficult or impossible. Our management may not have any personal assets available in the U.S. to satisfy judgments of U.S. courts. Therefore, our shareholders in the United States may have to avail themselves of remedies under Canadian corporate and securities laws for perceived oppression, breach of fiduciary duty and like legal complaints. Canadian law may not provide for remedies equivalent to those available under U.S. law.

Our results of operations have fluctuated and are likely to continue to fluctuate

Our results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant product orders, increased cost in the completion of product orders, increased competition, regulatory and other developments in our markets, changes in the demand for our products, the cancellation of product orders, difficulties in collection of receivables, the timing of new product introductions, changes in pricing policies by us and our competitors, delays in the introduction of products by us, expenses associated with the acquisition of production resources and raw materials from third parties, the mix of sales of our products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

We believe that economic developments and trends have adversely affected and may continue to affect levels of consumer spending in the markets that we serve. We believe that these and other factors have adversely affected demand for our products. While we believe that economic conditions in certain of our markets show signs of improvement, we also believe that economic conditions and general trends are likely to continue to affect demand for premium priced beverage products such as we produce and sell. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts with third parties, such as distributors and retailers, to whom we sells products.

Because we are unable to forecast with certainty the receipt of orders for products and our expense levels are relatively fixed and are based, in part, upon our expectation of future revenue, if revenue levels fall below expectations, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue.

Based on all of the foregoing factors, we believe that our quarterly and annual revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations may not necessarily be meaningful and that such comparisons should not be relied upon as an indication of future performance.

Our intellectual property rights are critical to our success, and the loss of such rights could materially and adversely affect our business

We regard our trademarks, trade dress, copyrights, trade secrets and similar intellectual property as critical to our success and we attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to forestall infringement. We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. In the past, we have licensed elements of our distinctive trademarks, trade dress and similar proprietary rights to third parties, and we anticipate that we may license such elements in the future as well. While we attempt to ensure that the quality of our brand is maintained by such licensees, no assurances can be given that such licensees will not take actions that might materially and adversely affect the value of our proprietary rights or the reputation of our products, either of which could have a material adverse effect on our business. Furthermore, there can be no assurance that third parties will not infringe or misappropriate our trademarks, trade dress and similar proprietary rights. Despite our precautions, some or all of the trade secrets and other know-how that we consider proprietary could be independently developed, could otherwise become known by others or could be deemed to be in the public domain. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

Increases in the cost of packaging and raw materials could reduce profits

We spend significant amounts on packaging for our products. We consider packaging to be an important component in the sale of our products. Packaging has been very important to our success and helps to distinguish our products from those of our competitors. We, and our co-packers from whom we buy products, purchase primary packaging supplies, including bottles, caps, preforms, plastic sleeves, labels, trays, jars, lids, tins and bags from outside vendors. In addition, we, and our co-packers, purchase a significant portion of the ingredients needed to produce our products, including sweeteners, flavors, dried fruits, nuts, vegetable products, rice, grains, milk and egg products and carbon dioxide from outside vendors. We rely on our ongoing relationships with key suppliers and co-packers to support our operations. If the cost of our packaging or raw materials increases significantly, the total cost of our products would increase significantly, which could adversely affect the sales of our products, as well as our financial performance.

We have made estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements in conformity with Canadian GAAP. Actual results could differ significantly from anticipated results should such estimates and/or assumptions prove to be materially incorrect or inaccurate. We believe that the information herein (see “Item 5. Operating and Financial Review and Prospects – Application of Critical Accounting Policies” and “Note 2” to financial statements) addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and beyond our control.

Our directors, officers, promoters and other members of management may serve as directors, officers, promoters and other members of management of other companies, therefore it is possible that a conflict of interest may arise

Certain of our directors, officers, and other members of management, including Brent Lokash, Edwin Fok, Andrew Strang, David Reingold, George Reznik and Marco Markin, presently serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of Clearly Canadian and their duties as a director, officer, promoter or member of management of such other companies.

Our directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed in accordance with the provisions of applicable corporate legislation and directors or officers will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

We are incorporated in British Columbia, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and as such investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.

We are a corporation existing under the laws of British Columbia and the majority of our assets and operations are located, and the majority of our revenues are derived, outside the United States. We have appointed an agent to receive service of process in the United States. It may not be possible for shareholders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, most of our directors and officers are citizens and residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. While reciprocal enforcement of judgment legislation exists between Canada and the U.S., we and our insiders may have defences available to avoid in Canada the effect of U.S. judgments under Canadian law, making enforcement difficult or impossible, and as such there is uncertainty as to whether Canadian courts would enforce (a) judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (b) in original actions brought in Canada, liabilities against us or such persons predicated upon the United States federal and state securities laws. Therefore, our shareholders in the United States may have to avail themselves of remedies under Canadian corporate and securities laws for perceived oppression, breach of fiduciary duty and like legal complaints. Canadian law may not provide for remedies equivalent to those available under U.S. law.

Risks Related to Our Industries

Our markets are highly competitive

We operate in highly competitive geographic and product markets, and most of our markets are dominated by competitors with greater resources. We cannot be certain that we could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, we compete for limited retailer shelf space for our products. Larger competitors, such as mainstream food and beverage companies including but not limited to Coca-Cola, PepsiCo, Cadbury, Hain-Celestial, Heinz, Nestle, and Johnvince Foods, also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with our products. Retailers also market competitive products under their own private labels.

In the future, competitors may introduce other products that compete with our products and these competitive products may have an adverse effect on our business, results of operations and financial condition.

We also compete with other manufacturers in the procurement of natural and organic product ingredients, which may be less plentiful in the open market than conventional product ingredients. This competition may increase in the future along with increasing public demand for natural and organic products. This could cause our expenses to increase or could limit the amount of product that we can manufacture and sell.

Consumer preferences for our products are difficult to predict and may change

A significant shift in consumer demand away from our products or our failure to maintain our current market position could reduce our sales or the prestige of our brands in our markets, which could harm our business. While we continue to diversify our product offerings, we cannot be certain that demand for our products will continue at current levels or increase in the future.

Our acquisition strategy exposes us to risk

We intend to continue to grow our business in part through the acquisition of new brands, both in Canada and the United States. Our acquisition strategy is based on identifying and acquiring brands with products that complement our existing product mix. We cannot be certain that we will be able to successfully:

•	identify suitable acquisition candidates;

•	negotiate identified acquisitions on terms acceptable to us; or

•	integrate acquisitions that we complete.

We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Our future success may be dependent on our ability to integrate brands that we acquire

Our future success may be dependent upon our ability to effectively integrate new brands that we acquire, including our ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. We cannot be certain:

•	as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of an acquired brand;

•	that a business combination will enhance our competitive position and business prospects; or

•	that we will not experience difficulties with customers, personnel or other parties as a result of a business combination.

In addition, we cannot be certain that we will be successful in:

•	integrating an acquired brand’s distribution channels with our own;

•	coordinating sales force activities of an acquired brand or in selling the products of an acquired brand to our customer base; or

•	integrating an acquired brand into our management information systems or integrating an acquired brand’s products into our product mix.

Additionally, integrating an acquired brand into our existing operations will require management resources and may divert our management from our day-to-day operations. If we are not successful in integrating the operations of acquired brands, our business could be harmed.

We are dependent on the distribution services of independent distributors and independent food/beverage brokers in order to distribute and sell our products to retailers and consumers

We rely, in addition to our own sale organization, upon sales efforts made by or through distributors and brokers to sell our products. The loss of, or business disruption at, one or more of these distributors or brokers may harm our business. If we were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner.

For our beverages, we rely, to a significant extent, on the distribution services of distributors in order to distribute and sell our beverage products to retailers and consumers. Over recent years, we have observed an increased consolidation of distribution services within the alternative beverage industry. Traditional soft drink companies, which also own or operate distribution companies that provide distribution services to alternative beverage companies, have acquired or developed alternative beverage products. As a result of these developments, these distribution companies that are associated with traditional soft drink beverage companies are less willing to distribute and sell other companies’ alternative beverage products, especially if such products compete with the products that the traditional soft drink companies have within their portfolio of beverages. In view of these developments, we are attempting to diversify our distribution network to align ourselves with distribution companies that are not affiliated only with traditional soft drink beverage companies. Our recent efforts include a transition from our largest distributor, the Dr. Pepper/Seven-Up Bottling Group, which has been distributing our products in the Mid West, South Central and South West of the United States, to a network of these other types of distributors who distribute a variety of alternative beverages. There is no assurance that the volume of sales from these new distributors will match or exceed the volume of sales which in the past was generated by the Dr. Pepper/Seven-Up Bottling Group, and this shift in distribution strategy may have an adverse impact on our sales and results of operations.

For fiscal year 2006, over 20% of our beverage sales were to one distributor; approximately 50% of our organic and natural snack food sales were to one distributor and over 90% of our organic baby food sales was to one distributor. There is no assurance that the volume of sales to any of these distributors will match or exceed the volume of sales which in the past was generated by these customers and lower sales to these customers may have an adverse impact on our sales and results of operations.

Loss of one or more of our independent co-packers could harm our business

Our revenue is derived from products manufactured by independent co-packers. The loss of one or more co-packers, or our failure to retain co-packers for newly acquired products or brands, could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as an alternate source could be secured, which may be on less favorable terms.

Our future results of operations may be adversely affected by escalating fuel costs

Many aspects of our business have been, and continue to be, directly affected by the continuously rising cost of fuel. Increased fuel costs have translated into increased costs for the products and services we receive from our third party providers including, but not limited to, increased production and distribution costs for our products. As the cost of doing business increases, we may not be able to pass these higher costs on to our customers and, therefore, any such increase may adversely affect our earnings.

Our inability to use our trademarks could have a material adverse effect on our business

We believe that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive food, beverage and personal care industry. Although we endeavour to protect our trademarks and trade names, there can be no assurance that these efforts will be successful, or that third parties will not challenge our right to use one or more of our trademarks or trade names. We believe that our trademarks and trade names are significant to the marketing and sale of our products and that the inability to utilize certain of these names could have a material adverse effect on our business, results of operations and financial condition.

Our products must comply with government regulation

The USDA has adopted, and the Canadian Food Inspection Agency is soon to adopt regulations with respect to a national organic labeling and certification program. We currently manufacture organic products which are covered by these regulations. Future developments in the regulation of labeling of organic foods could require us to further modify the labeling of our products, which could affect the sales of our products and thus harm our business.

In addition, the Canadian Food Inspection Agency has recently adopted regulations with respect to natural health products (NHP) which require that all products sold as natural health products be NHP licensed. Some of our Clearly Canadian® Natural Enhanced Waters are natural health products and we have applied for an NHP license for these products but are able to sell them during the application process. If we do not obtain an NHP license for these products we may not be able to sell them in Canada which could harm our business.

We continually monitor and modify packaging to be in compliance with the rules of the various countries where we sell our products. Our ability to meet local packaging regulations impact our ability to sell products in these regions.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

Product recalls could have a material adverse effect on our business

Manufacturers and distributors of products in our industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant brands were subject to recall, the image of that brand and our image could be harmed, which could have a material adverse effect on our business.

Product liability suits, if brought, could have a material adverse effect on our business

If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could harm our business. We cannot assure you that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food, beverage and personal care products, we are subject to the risk of claims for product liability. We maintain product liability insurance and generally require that our co-packers maintain product liability insurance naming us as a co-insured.

We rely on independent certification for a number of our food products

We rely on independent certification, such as certifications of our products as “organic” or “kosher,” to differentiate our products from others. The loss of any independent certifications could adversely affect our market position as a natural and organic food company, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. For example, we can lose our “organic” certification if a manufacturing plant becomes contaminated with non-organic materials, or if it is not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, we can lose our “kosher” certification if a manufacturing plant and raw materials do not meet the requirements of the appropriate kosher supervision organization.

Our industries are subject to seasonal variations in demand

Sales of both beverage products and snack food products are subject to seasonal variations in demand. For example, consumers in North America typically consume fewer beverage products in the late fall, winter and early spring months and consume a higher amount of snack food around some holidays. As a result, our sales and results of operations vary seasonally and such variations may be significant. For these reasons you should not rely on quarterly operating results as indications of future performance.

Our growth is dependent on our ability to introduce new products and improve existing products

Our growth depends in large part on our ability to generate and implement improvements to our existing products and to introduce new products to consumers. The innovation and product improvements are affected by the level of funding that can be made available, the technical capability of our team in developing and testing product prototypes, and the success of our management in rolling out the resulting improvements in a timely manner. If we are unsuccessful in implementing product improvements that satisfy the demands of consumers, our business could be harmed.

The profitability of our operations is dependent on our ability to manage our inventory

Our profit margins depend on our ability to manage our inventory efficiently., A number of factors, such as changes in customers’ inventory levels, access to shelf space and changes in consumer preferences, may lengthen the number of days we carry certain inventories, hence impeding our effort to manage our inventory efficiently.

Risks Related to our Capital Stock

BG Capital Group beneficially owns a majority of the voting power and effectively controls our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders

As of June 11, 2007, BG Capital Group Ltd. is the holder of 126,754 of our common shares, 600,000 (100% of class) of our Class B Preferred shares which are convertible into 2,460,000 common shares, and holds warrants to acquire an additional 4,000,000 common shares at a price of $1.25 per share. In the event BG Capital were to convert its Class B Preferred shares into common shares and exercise all of its rights to acquire stock on the exercise of warrants issued in connection with previous financings, as of June 11, 2007, it would own approximately 32.47% of our common shares. In addition, BG Capital has been issued 1,120,000 Variable Multiple Voting Shares on the conversion of 1,400,000 Class B Preferred shares, and will receive an additional 480,000 Variable Multiple Voting Shares on the conversion of the 600,000 Class B preferred shares still outstanding. Based on 20,423,820 of the company’s common shares which issued and outstanding as of June 11, 2007, the number of votes accruing by formula to each Variable Multiple Voting Share is approximately 20.3, for a total of 55.98% votes. The ownership of the Variable Multiple Voting Shares has the effect of increasing BG Capital’s outstanding voting power further. Accordingly, this single shareholder can influence the outcome of shareholder votes, involving the election of directors, the adoption or amendment of provisions in our articles of association and the approval of mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by BG Capital could have the effect of delaying, deferring or preventing a change in control of our Company.

In addition, we have a shareholders’ rights plan and super majority approval requirements, each of which may prevent or delay a change of control.

Future financings and exercise of the outstanding options and warrants could result in significant dilution to our shareholders

During 2006 we completed several private placements, resulting in the issuance of common and preferred shares and common share warrants. Additionally, we may need to seek additional sources of debt or equity financings in the future to fund our operations and working capital requirements. As we issue stock or convertible securities in the future, including for any future financing, those issuances would also dilute our shareholders. If additional funds are raised through the issuance of equity or convertible debt securities, the newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders. Furthermore, if additional shares are issued or if we acquire other businesses through the sale of equity securities, our shareholders’ will be diluted.

In addition, we have reserved, in aggregate, 1,750,000 common shares for issuance upon exercise of options under our 2005 Stock Option Plan, and 10,000,000 common shares for issuance upon exercise of options or other stock-based awards under our 2006 Equity Incentive Plan. As of June 15, 2007, we had granted options exercisable to acquire up to 2,871,683 common shares under these plans at exercise prices ranging from $1.00 to $12.26 per share. As of June 15, 2007, there are outstanding warrants to purchase up to 13,510,683 shares at exercise prices ranging from $1.25 to $4.00 per share. The issuance of shares under either of our stock plans or upon exercise of any of the outstanding stock purchase warrants will also dilute our shareholders.

Our shares have experienced significant price volatility and continued volatility may adversely affect the price of our common shares

Our common share price has experienced significant price volatility, with trading prices on the OTC Bulletin Board ranging from $0.45 (high) to $0.16 (low) during the year ended December 31, 2004, from $2.50 (high) to $1.10 (low) during the year ended December 31, 2005, from $4.41 (high) to $2.05 (low) during the year ended December 31, 2006 and from $3.18 (high) to $2.20 (low) during the period from January 1, 2007 to June 15, 2007 . There are many reasons for fluctuations in trading, including announcements of developments related to our business, fluctuations in operating results, failure to meet investor expectations, general conditions in the beverage industry and the worldwide economy, announcements of innovations, new products or product enhancements by us or our competitors, acquisitions and divestitures, changes in governmental regulations, developments in licensing arrangements and changes in relationships with trade partners and suppliers. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of our common shares.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of the common stock and make it difficult for shareholders to resell their shares

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, an investor in our common stock may have difficulty reselling his or her shares.

Because our common stock is considered a “penny stock,” our shareholders’ ability to sell or buy shares in the secondary trading market may be limited

Our common stock is subject to certain rules and regulations relating to “penny stock.” A “penny stock” is generally defined as any equity security that has a price less than $5.00 per share and that is not quoted on the NASDAQ Stock Market or a national securities exchange. Being a penny stock generally means that any broker who wants to trade in our shares (other than with established clients and certain institutional investors) must comply with certain “sales practice requirements,” including delivery to the prospective purchaser of the penny stock a risk disclosure document describing the penny stock market and the risks associated therewith. In addition, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

  obtaining financial and investment information from the investor;

  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

  providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock, and as a practical matter, these requirements may mean that brokers are less likely to make recommendations on our shares to its general clients.

As a result, for as long as our common stock is subject to these penny stock rules, our shareholders may have difficulty in selling their shares in the secondary trading market. In addition, prices for shares of our common stock may be lower than might otherwise prevail if our common stock were quoted on the NASDAQ Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange. This lack of liquidity may also make it more difficult for us to raise capital in the future through the sale of equity securities information on the company

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled “Risk Factors”, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the consolidated capitalization and indebtedness as of May 31, 2007 and proforma to give effect to the issuance of all 1,324,166 common shares upon exercise of options granted to date under our Stock Option Plan dated April 29, 2005 and our 2006 Equity Incentive Plan dated February 1, 2006. The proforma also includes the effect of the issuance of 125,390 employment shares. This table is presented in accordance with Canadian GAAP and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. The acquisition of DMR in February 2007 and MOB in May 2007 has the effect of adding bank indebtedness of $233,667, accounts payable of $1,179,000, lease obligation of $248,821 and current and long term acquisition debt of $5,626,000 to the May 31, 2007 indebtedness of the Company as shown in the table below and $970,000 for the value ascribed to share purchase warrants issued in connection with the acquisition which has been added to the May 31, 2007 stockholders’ equity of the Company as shown in the table below.

	As of May 31,	Pro Forma	Pro Forma as of
	2007	Adjustments	May 31, 2007
	(in thousands)	(in thousands)	(in thousands)
	(unaudited)	(unaudited)	(unaudited)

Current Liabilities
Bank indebtedness	234		234
Accounts payable and accrued liabilities	4,037		4,037
Capital lease obligation, current portion	34		34
Acquisition debt	1,073		1,073
	5,378		5,378

Capital lease obligation, net of current portion	215		215
Long term –Acquisition debt	4,050		4,050

Total liabilities	9,643		9,643

Capital Stock
Authorized
Unlimited common shares without par value
Unlimited Multiple Voting Shares without par value
2,000,000 Class A preferred shares
2,000,000 Class B preferred shares
Outstanding as of May 31, 2007: 600,000 Class B preferred
shares.	600		600

Issued as of May 31, 2007: 20,233,813 common shares without
par value. Proforma: 21,683,369 common shares without par
value
Outstanding as of May 31, 2007: 20,196,513 common shares
without par value. Proforma: 21,646,069 common shares
without par value	80,863	2,575	83,438
Variable multiple voting shares as of May 31, 2007: 1,120,000
Contributed surplus	11,671		11,671
Cumulative translation account	(437)		(437)
Deficit	(80,605)		(80,605)
Total stockholders’ equity	12,092	2,575	14,667

Total Liabilities and Stockholders’ Equity	21,735	2,575	24,310

THE OFFERING

This prospectus relates to the resale by the selling security holders of Clearly Canadian Beverage Corporation listed herein, of up to 11,950,000 shares of common stock. These shares consist of the following:

  up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
  up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
  up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;
  up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and
  up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we will receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will however pay for all of the costs associated with the filing of this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common shares being offered for sale by the selling security holders. To the extent that the selling security holders exercise their stock options and pay for their exercise price in cash, we will receive payment of the exercise price. We will use the net proceeds from the exercise of the options for general working capital.

SELLING SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the named selling shareholders as of June 30, 2007, and the number of common shares covered by this prospectus. The following table assumes that the selling security holders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Except as noted below, the shares offered for sale constitute all of the common shares known to us to be beneficially owned by the respective selling security holder. Except as set forth in the table below, to our knowledge, following the offering and sale of the shares, none of the selling security holders will beneficially own more than one percent of the issued and outstanding shares of common stock.

We will not receive any of the proceeds from the sale of the shares offered under this prospectus; although we will receive proceeds to the extent any of the stock options are exercised for cash.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Other than the relationships described below, none of the selling security holders has, nor have they within the past three years had, any material relationship with us. To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

The applicable percentages of ownership of shares of common stock shown in the table below are based on an aggregate of 20,597,702 common shares issued and outstanding on June 30, 2007. The number of shares shown in the table as beneficially owned is determined under rules promulgated by the Commission. Unless otherwise noted, the address of the selling stockholders is c/o Clearly Canadian Beverage Corporation, 2267 10th Avenue West, Vancouver, BC, V6K 2J1.

				Shares Beneficially
	Shares Beneficially Owned		Number of	Owned
	Prior to Offering		Shares Being	After Offering
Name	Number (1)	Percent	Offered	Number (1)	Percent

Brent Lokash (2)	756,553	3.54%	789,053	30,000	**
Andrew Strang (3)	416,337	1.98%	456,337	10,000	**
Cameron Strang (4)	61,883	**	52,083	9,800	**
Marco Markin (5)	55,000	**	75,000	0	--
David Parkes (6)	211,583	1.02%	52,083	159,500	**
David Reingold (7)	5,974,000	22.48%	242,000	5,732,000	21.57%
George Reznik (8)	5,000	**	25,000	0	--

TOTAL	7,480,356	26.64%	1,691,556	5,941,300	21.16%

_________________
**	Less than one percent.
(1)	Includes common shares underlying stock options and warrants that are exercisable within 60 days of the date of June 30, 2007 (“Vested Options”).
(2)

Brent Lokash is our Chief Executive Officer and a director. The number of common shares listed as beneficially owned includes 657,500 common shares issuable upon exercise of Vested Options (out of a total of 720,000 stock options currently held by him), 30,000 common shares issuable upon exercise of Series A share purchase warrants held by Mr. Lokash, and up to 69,053 common shares issuable to BRL Consulting Inc., a private company in which he holds an officer position, under the 2006 Equity Incentive Plan in payment of consulting fees for the period March 1, 2007 to March 1, 2008, pursuant to the terms of an amended consulting agreement between us and BRL Consulting. The Series A share purchase warrants are currently exercisable at an exercise price of $1.25 per share and expire on the date that is two years from the effective date of the registration statement filed with the SEC with respect to the shares issuable thereunder.

(3)

Andrew Strang currently holds the position of Chief Operating Executive. Mr. Strang has been with us in this capacity since February 1, 2006. The number of common shares listed as beneficially owned by him includes 350,000 common shares issuable upon exercise of Vested Options (out of a total of 400,000 stock options currently held by him), and up to 66,337 common shares issuable to him under the 2006 Equity Incentive Plan in payment of consulting fees for the period March 1, 2007 to December 31, 2007, pursuant to the terms of an amended consulting agreement between us and Altamont Investments Ltd., a private company owned by Mr. Strang. Does not include 47,200 shares held in a Registered Retirement Savings Plan for Mr. Strang’s wife, for which shares Mr. Strang disclaims beneficial ownership. Included in the shares beneficially owned by Mr. Strang after offering are 10,000 common shares that were offered in the Post-Effective Amendment No. 1 to this S-8 registration statement. Andrew Strang is the brother of Cameron Strang, one of our former directors who resigned on May 29, 2007.

(4)

Cameron Strang served as a director of our company from May 5, 2005 to May 29th, 2007. The number of common shares listed as beneficially owned by him includes 52,083 common shares issuable upon exercise of fully-vested stock options. Included in the shares beneficially owned by Mr. Strang after offering are 9,800 common shares that were offered in the Post-Effective Amendment No. 1 to this S-8 registration statement. Cameron Strang is the brother of Andrew Strang, our Chief Operating Executive.

(5)

Marco Markin has served as a director of our company since May 5, 2005. The number of common shares listed as beneficially owned by him includes 35,000 common shares issuable upon exercise of Vested Options (out of a total of 55,000 stock options currently held by him).

(6)

David Parkes has served as a director of our company since May 15, 2006. The number of common shares listed as beneficially owned by him includes 52,083 common shares issuable upon exercise of fully-vested stock options.

(7)

David Reingold is the former President of our wholly-owned subsidiary DMR Food Corporation. On May 29th, 2007 Mr. Reingold was appointed our President and director. The number of common shares listed as beneficially owned by him includes 50,000 shares issuable to him under Vested Options (out of a total of

50,000 options currently held by him), and warrants for the purchase of a total of 5,400,000 common shares at a price of $4.00 per share. (2,400,000 expiring February 4, 2010; 3,000,000 expiring May 23, 2010). The warrants are held as to 4,750,000 by David Reingold, and as to 650,000 by Lisa Reingold, his spouse. The warrants were acquired as partial consideration for our purchase of 100% of the voting stock in DMR Foods Corporation and My Organic Baby Inc.

(8)

George Reznik was appointed a director on May 29, 2007. The number of common shares listed as beneficially owned by him includes 5,000 common shares issuable upon the exercise of vested stock options (out of a total of 25,000 stock options currently held by him).

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees, transferees, distributees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. For purposes of this prospectus, these pledgees, assignees, transferees, distributees and successors-in-interest are considered selling security holders. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  an underwritten public offering;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling security holders may also resell shares under Rule 904 of Regulation S, Rule 144 or Rule 144(k) under the Securities Act, if available, rather than under this prospectus.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, if such sale is made pursuant to this prospectus .

We have advised each selling security holder that it may not use shares registered on this registration statement to cover short sales of common shares made prior to the date on which this registration statement shall have been declared effective by the Commission. The selling security holder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling security holder in connection with resales of their respective shares under this registration statement.

The selling security holders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the brokers may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holder.

DESCRIPTION OF SHARE CAPITAL

As of June 30, 2007, our issued and authorized share capital consisted of the following:

  an unlimited number of common shares without par value (designated as “Limited Voting Shares”), of which 20,597,702 shares are issued and 20,560,402 shares are outstanding;
  an unlimited number of Variable Multiple Voting Shares, of which 1,120,000 shares are issued and outstanding;
  2,000,000 Class A Preferred Shares, none of which are issued and outstanding; and
  2,000,000 Class B Preferred Shares, 600,000 shares of which are issued and outstanding and 1,400,000 shares of which have been converted into common shares.

In addition, as of June 30, 2007, there were 2,947,742 common shares issuable upon exercise of outstanding stock options at exercise prices ranging from $1.00 to $13.50 per share, and 13,510,683 common shares issuable upon exercise of outstanding share purchase warrants at exercise prices ranging from $1.25 to $4.00 per share.

We held a special general meeting of shareholders on March 16, 2006, at which the shareholders approved (a) the redesignation of the common shares as “Limited Voting Shares” and (b) the creation of a class of “Variable Multiple Voting Shares.” Holders of Variable Multiple Voting Shares are entitled to multiple votes at all meetings of common shareholders, and the number of votes attached to each Variable Multiple Voting Share is equal to the greater of (i) ten and (ii) ten times a fraction the numerator of which is the number of issued common shares (other than the common shares issued from time to time on conversion of the Class B Preferred shares) and the denominator of which is the number of issued common shares on March 16, 2006.

Common Shares (Limited Voting Shares)

Each common share entitles the holder to one vote at any meeting of our shareholders, to receive, as and when declared by the Board of Directors, dividends in such amounts as shall be determined by the Board of Directors; and to receive any remaining property in the event of liquidation, dissolution or winding-up of our company.

Class A Preferred Shares

The rights attached to the Class A Preferred Shares include the right to dividends in the amount of 10% per annum payable quarterly in advance (payable by the issuance of common shares calculated at a share price equal to the ten day average closing price of our common shares on the OTC Bulletin Board market preceding the date of issuance of such dividend shares), the right to one vote for each Class A Preferred Share on any vote of the common shares, and the right of conversion into common shares at a conversion price equal to the ten day average trading price of common shares on the OTC Bulletin Board market preceding the date of conversion. The Class A Preferred Shares rank, as to dividends, redemptions, and the distribution of assets upon liquidation, prior to (i) the common shares and (ii) any class or series of shares of our capital stock created subsequent to these Class A Preferred Shares which by their terms ranks junior to the Class A Preferred Shares and junior to the Class B Preferred Shares; and junior to (iii) the Class B Preferred Shares and (iv) any class or series of shares of our capital stock created subsequent to the Class A Preferred Shares which by their terms ranks senior to the Class A Preferred Shares (the “Senior Securities”); and pari passu with (v) any class or series of shares of our capital stock created subsequent to the Class A Preferred Shares by their terms ranks on a parity with the Class A Preferred Shares.

Class B Preferred Shares

The rights attached to the Class B Preferred Shares include the right to dividends in the amount of 10% per annum payable, in the first year in advance by the issuance of common shares at a price of $1.00 per share and thereafter monthly, in advance, in cash or common shares at the option of the holder, calculated at a price per share equal to the average trading price of the common shares for the ten (10) trading days before payment is due, and payable on the 15th day of each month. Each Class B Preferred Share has the right to five votes on any vote of the common shareholders. The Class B Preferred Shares as a class are convertible, in whole or in part at the option of the holder, into 4.1 common shares and 0.80 of a Variable Multiple Voting Share for each Class B Preferred Share converted. The Class B Preferred Shares rank, as to dividends, redemptions, and the distribution of assets upon liquidation, prior to (i) the common shares and the Class A Preferred Shares; and (ii) any class or series of shares of our capital stock created subsequent to these Class B Preferred Shares which by their terms rank junior to the Class A Preferred Shares and junior to the Class B Preferred Shares; and (iii) the Variable Multiple Voting Shares; and (iv) any class or series of shares created subsequent to the Class B Preferred Shares.

Variable Multiple Voting Shares

The Variable Multiple Voting Shares rank equally with the common shares with respect to dividends and rights on liquidation. With regard to voting, each Variable Multiple Voting Share entitles the holder thereof to such number of votes for each Variable Multiple Voting Share as may be determined in accordance with the following formula:

V	=	LVS	x	10
CS

Where:

V	=	the number of votes attaching to each issued Variable Multiple Voting Share
LVS	=	the number of issued common shares, redesignated as Limited Voting Shares (other than the common shares issued from time to time on conversion of the Class B Preferred shares)
CS	=

7,229,912 (which represents the number of issued common shares as at March 16, 2006, which number shall be increased upon any subdivision and decrease upon any consolidation of the Limited Voting Shares after March 16, 2006 on the same basis as that subdivision or consolidation)

Based on the above formula, as of June 30, 2007, there were 20,597,702 shares of common stock issued and outstanding, resulting in 28.49 votes for each Variable Multiple Voting Share. As of June 30, 2007, there were 1,120,000 Variable Multiple Voting Shares issued, entitling the holder of these shares to a total of 31,908,308 votes.

LEGAL MATTERS

The validity of the issuance of common shares which are offered in this prospectus has been passed on by Clark Wilson LLP.

EXPERTS

Effective October 6, 2006, we changed our independent auditors from UHY LDMB Advisors Inc. of 6345 - 197 Street, Langley, British Columbia V2Y 1K8 to KPMG LLP of P.O. Box#10426, 777 Dunsmuir Street, Vancouver, BC V7Y 1K3. UHY LDMB Advisors Inc. served as our independent auditor for fiscal 2004 and 2005. Our consolidated financial statements as of December 31, 2006 and for year then ended have been audited by KPMG LLP, our current independent public accounting firm. Our consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended have been audited by UHY LDMB Advisors Inc., our prior independent public accounting firm.

The consolidated financial statements of Clearly Canadian Beverage Corporation as of December 31, 2006, and for the year ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and insufficient working capital raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Clearly Canadian Beverage Corporation as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of UHY LDMB Advisors Inc., independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the December 31, 2005 and 2004 consolidated financial statements contain an explanatory paragraph that states that the Company’s recurring losses from operations and insufficient working capital raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and file reports and other information with the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S8 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings also are available to the public from the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all subsequent annual reports on Form 20-F, Form 40-F, or Form 10-KSB and all subsequent filings by us on Form 10-QSB, or 8-K, prior to termination of this offering. In addition we may incorporate by reference any Form 6-K subsequently filed by us by identifying in such Forms 6-K that they are being incorporated by reference into this prospectus.

1.	Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on July 2, 2007;

2.

Current Reports on Form 6-K filed on January 5, 2006, February 14, 2006, February 23, 2006, March 2, 2006, March 10, 2006, March 20, 2006, March 28, 2006, March 31, 2006, April 4, 2006, April 28, 2006, May 3, 2006, May 8, 2006, May 31, 2006, June 6, 2006, June 16, 2006, June 26, 2006, June 27, 2006, July 25, 2006, July 27, 2006, August 31, 2006, September 5, 2006, November 2, 2006, November 29, 2006, January 18, 2007 February 8, 2007,March 1, 2007, April 4, 2007, May 24, 2007, May 29, 2007 and June 28, 2007

3.

The description of our common shares contained in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on July 2, 2007, including all amendments and reports for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Clearly Canadian Beverage Corporation, 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (800) 663-5658.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company under British Columbia law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference: UPDATE

1.	Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on July 2, 2007

2.

Current Reports on Form 6-K filed on January 5, 2006, February 14, 2006, February 23, 2006, March 2, 2006, March 10, 2006, March 20, 2006, March 28, 2006, March 31, 2006, April 4, 2006, April 28, 2006, May 3, 2006, May 8, 2006, May 31, 2006, June 6, 2006, June 16, 2006, June 26, 2006, June 27, 2006, July 25, 2006, July 27, 2006, August 31, 2006, September 5, 2006, November 2, 2006, November 29, 2006, January 18, 2007 , February 8, 2007,March 1, 2007, April 4, 2007, May 24, 2007, May 29, 2007 and June 28, 2007;

3.

The description of our common shares contained in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on July 2, 2007, including all amendments and reports for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Clearly Canadian Beverage Corporation, 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (800) 663-5658.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our Articles of Incorporation provide that, subject to the Business Corporations Act (British Columbia), our directors shall cause our company to indemnify a director or former director of our company, or a director or former director of a corporation of which our company is or was a shareholder, and in either case the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of being or having been a director of our company or a director of such corporation, including any action brought by our company or any such corporation.

Our Articles of Incorporation also provide that, subject to the provision of the Business Corporations Act (British Columbia), the directors may cause our company to indemnify any officer of our company or of a corporation of which our company is or was a shareholder (notwithstanding that he is also a director), and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from acting as an officer, employee or agent of our company or such corporation.

Under the Business Corporations Act (British Columbia), we may indemnify: (a) a present or former director or officer of our company; (b) a present or former director or officer of another corporation at a time when the corporation is or was an affiliate of our company or in which the person was acting at the request of our company; or (c) a person who, at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding involving such person, or any of the heirs and personal or other legal representatives of the person or pursuant to which such person may be liable for a judgment, penalty or fine or expenses of the proceeding. We may also, and must if the person is successful in the proceeding, pay the expenses of the person in respect of such proceeding. Notwithstanding the foregoing, the Business Corporations Act (British Columbia) provides that the we must not indemnify, or pay the expenses of, the person if: (a) the person did not act honestly and in good faith the a view to the best interests of our company or other entity; (b) in a proceeding other than a civil proceeding, the person did not have reasonable grounds for believing that the persons’ conduct was lawful; or (c) if the proceeding is brought by our company or other entity.

We maintain Directors’ and Officers’ liability Insurance for our directors.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit
Number		Description
4.1	(1)	Stock Option Plan
4.2	(1)	Form of Stock Option Agreement for use under the Stock Option Plan
4.3	(1)	2006 Equity Incentive Plan
4.4	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Criterion Capital Corporation and our company
4.5	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Bruce E. Morley Law Corporation and our company
4.6	(1)	Severance Agreement dated October 17, 2005 between Clive Shallow and our company
5.1	(1)	Legal Opinion of Clark Wilson LLP
23.1	**	Consent of UHY LDMB Advisors Inc.
23.2	**	Consent of KPMG LLP
23.3	(1)	Consent of Clark Wilson LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1		Power of Attorney (included on the signature page to this Post-Effective Amendment No. 1 to the Registration Statement)

______________
**	Filed herewith
(1)	Previously filed as an exhibit to and incorporated by reference from our Registration Statement on Form S-8, filed on February 10, 2006.

Item 9.    Undertakings.

(a)           We hereby undertake:

                 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                 (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                 (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4)           For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers of controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on ____________, 2007.

CLEARLY CANADIAN BEVERAGE CORPORATION

By:
Brent Lokash, Chief Executive Officer

POWER OF ATTORNEY

                 Each person whose individual signature appears below hereby authorizes and appoints Brent Lokash, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacities	Date

	Chief Executive Officer and Director	____________, 2007
Brent Lokash	(Principal Executive Officer)

	President and Director	____________, 2007
David Reingold

	Chief Financial Officer	____________, 2007
Edwin Fok	(Principal Financial Officer and
Principal Accounting Officer)

	Director	____________, 2007
George Reznik

	Director	____________, 2007
Marco P. Markin

EXHIBIT INDEX

Exhibit
Number		Description
4.1	(1)	Stock Option Plan
4.2	(1)	Form of Stock Option Agreement for use under the Stock Option Plan
4.3	(1)	2006 Equity Incentive Plan
4.4	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Criterion Capital Corporation and our company
4.5	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Bruce E. Morley Law Corporation and our company
4.6	(1)	Severance Agreement dated October 17, 2005 between Clive Shallow and our company
5.1	(1)	Legal Opinion of Clark Wilson LLP
23.1	**	Consent of UHY LDMB Advisors Inc.
23.2	**	Consent of KPMG LLP
23.3	(1)	Consent of Clark Wilson LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1		Power of Attorney (included on the signature page to this Post-Effective Amendment No. 1 to the Registration Statement)

______________
**	Filed herewith
(1)	Previously filed as an exhibit to and incorporated by reference from our Registration Statement on Form S-8, filed on February 10, 2006.